Exhibit 10.11

EXECUTION VERSION

PRIVATE AND CONFIDENTIAL

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

Share Purchase Agreement

relating to the sale and purchase of Mineração Serra Grande SA

Dated                    2 June    2025

AngloGold South America Limited

And

Cascar Do Brasil Mineracao Ltda.

And

Aura Minerals Inc.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

Table of Contents

Contents		Page

1	Interpretation	1

2	Sale and Purchase of the Shares	12

3	Consideration	12

4	Conditions	13

5	Signing Deliverables	13

6	Pre-Closing	14

7	Tailing Storage Facility Treatment	16

8	Closing	17

9	Post-Closing Adjustments	19

10	Warranties	20

11	Limitation of Liability	22

12	Claims	27

13	Seller’s Indemnification	28

14	Confidentiality	29

15	Insurance	31

16	Purchaser’s Guarantee	31

17	Other Provisions	32

Schedule 1 The Company

Schedule 2 The Properties (Clause 1.1)

Schedule 3 Mining Licences

Schedule 4 Environmental and Tailing Storage Facility Indemnity

Schedule 5 Closing Obligations (Clause 8)

Schedule 6 Part 1 Closing Statement (Clause 9)

i

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

Part 2 Form of Closing Statement (Clause 9)

Schedule 7 Warranties given by the Seller under Clause 10.1

Schedule 8 Warranties given by the Purchaser under Clause 10.3

Schedule 9 Deferred Consideration Agreement

Schedule 10 Part A Tailing Storage Facility Decharacterisation Budget

Part B Tailing Storage Facility Decharacterisation Technical Specifications

Schedule 11 Release of Guarantees

Schedule 12 CEMIG PPA

Schedule 13 Conditions

Schedule 14 Tailing Storage Facility Treatment

Schedule 15 Conduct of Third Party Claims

Schedule 16 Seller’s Indemnification

Schedule 17 Tax Related Matters

Schedule 18 Transferred Mining Licences

Schedule 19 Backoffice and/or support activities

ii

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

Share Purchase Agreement

This Agreement is made on                                2025

between:

(1)	AngloGold South America Limited a company incorporated in British Virgin Islands whose registered office is at Commerce House Wickhams Cay 1, PO BOX 3140, Road Town, Tortola, VG1110, British Virgin Islands (the “Seller”);

(2)	Cascar Do Brasil Mineracao Ltda., a company incorporated in Brazil whose registered office is at Fazenda São Francisco, s/n, Rodovia Br 226, Km 150, Zona Rural, Município de Currais Novos, Rio Grande do Norte, Zip Code 59.380-000, registered under CNPJ n. 08.859.671/0001-14 (the “Purchaser”); and

(3)	Aura Minerals Inc. a company incorporated in British Virgin Islands whose registered office is at Craigmuir Chambers Road Town, Tortola, VG1110, British Virgin Islands (the “Purchaser’s Guarantor”),

(together referred to as the “Parties”).

Whereas:

(A)	The Seller has agreed to sell (or procure the sale of) the Shares (as defined below) and to assume the obligations imposed on the Seller under this Agreement.

(B)	The Purchaser has agreed to purchase, or procure the purchase by an Affiliate of, the Shares and to assume, or to procure the assumption by an Affiliate of, the obligations imposed on the Purchaser under this Agreement, provided that where the Shares are purchased by an Affiliate, such Affiliate is incorporated and tax resident in Brazil.

It is agreed as follows:

1	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Accounts” means the audited accounts of the Company (including the statement of financial position, income statement and statement of comprehensive income, statement of cash flows and the notes) as at, and for the twelve month period ended on, the Accounts Date;

“Accounts Date” means 31 December 2024;

“Active Monitoring Stage” means the monitoring of the Tailing Storage Facility for the minimum period of two years (or as extended) pursuant to Article 2, item VIII, sub-item “d.1” of ANM Resolution No. 95/2022 and following completion of stages (1), (2) and (3) of the Tailing Storage Facility Decharacterisation;

“Affiliate” means, in relation to any person, any subsidiary undertaking or parent undertaking of that person and any subsidiary undertaking of any such parent undertaking;

“AGA” means AngloGold Ashanti plc;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“AGA Awards” means the restricted stock units, performance stock units, nil-cost options and/or nominal-cost options over the AGA Shares, as applicable, which have been granted to certain of the Company’s employees under the AGA Share Plans or any co-investment incentive plan or long-term incentive plan adopted by AGA’s shareholders pursuant and subject to the AGA Share Plans, which are outstanding on the date of this Agreement;

“AGA Share Plans” means each of AGA’s (a) Deferred Share Plan and (b) Performance Share Plan, in each case, as described in Note 9 to Item 18 of AGA’s Annual Report on Form 20-F filed with the U.S. Securities and Exchange Commission on 15 April 2025;

“AGA Shares” means common shares in the capital of AGA;

“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller, the Purchaser and the Purchaser’s Guarantor and signed for identification by or on behalf of the Seller, the Purchaser and the Purchaser’s Guarantor with such alterations as may be agreed in writing between the Seller, the Purchaser and the Purchaser’s Guarantor from time to time;

“ANM” means the Brazilian National Mining Agency, or its successor;

“ANM Resolution No. 95/2022” means Resolution No. 95, issued by the ANM on 7 February 2022, as amended (the Consolidated Regulatory Framework on Mining Dam Safety);

“Base Working Capital” means US$[***];

“Bid Amount” has the meaning given in Clause 3.1.1;

“Brazil” means the Federative Republic of Brazil;

“Business Day” means a day which is not a Saturday, a Sunday or a public holiday in England, Brazil or British Virgin Islands;

“Business Warranties” means the warranties set out in schedule 7 (other than the Fundamental Warranties and the Tax Warranties) and “Business Warranty” means any one of them;

“Business Warranty Claim” means a Claim by the Purchaser in respect of a Business Warranty;

“Cash Balances” means cash in hand or credited to any account with a financial institution, including all interest accrued thereon, and cash equivalents as defined by applicable accounting standards (IFRS), excluding judicial deposits;

“CG WHIT” has the meaning given in Paragraph 1.1.1 of Schedule 17;

“CG WHIT Amount” means the amount notified by the Seller to the Purchaser to be withheld by the Purchaser (or the relevant representative thereof, as applicable) pursuant to Clause 17.9.6 [***];

“CG WHIT [***]” means any [***] the Company, the Purchaser or any member of the Purchaser’s Group [***] the amount withheld and paid by the Purchaser or the Purchaser’s Guarantor (or the relevant representative thereof, as applicable) in accordance with Clause 17.9.6 [***] under Paragraph 1.1.2 of Schedule 17;

“CEMIG” means CEMIG Geração e Transmissão S.A. and Companhia Energética de Minas Gerais;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“CEMIG PPA” means the Power Purchase Agreement Contrato de Compra e Venda de Energia Elétrica) entered into on [***] among the Company, Anglogold Ashanti Córrego do Sítio Mineração S.A. and CEMIG, as amended from time to time;

“CFEM” means Financial Compensation for Exploitation of Mineral Resources (“Compensação Financeira pela Exploração de Recursos Minerais”) provided under the Brazilian Federal Laws No. 7.990/1990 and 8.001/1990, regulated by applicable presidential decrees and NMA regulations;

“Claim” means a claim against the Seller for breach of any of the Seller’s Warranties or a claim against the Seller in relation to a Specific Indemnity;

“Closing” means the completion of the sale of the Shares pursuant to Clauses 8.1, 8.2 and 8.3 of this Agreement;

“Closing Date” means the date on which Closing takes place;

“Closing Statement” means the statement to be prepared, and agreed or determined, in accordance with Clause 9 and Schedule 6;

“Company” means Mineração Serra Grande S.A., details of which are set out in paragraph 1 of Schedule 1;

“Company’s Cash Balances” means the aggregate amount of the Cash Balances held by or on behalf of the Company at the Effective Time;

“Conditions” means the Regulatory Condition, the Tailing Storage Facility Decharacterisation Condition, the MAC Condition, the Tailing Storage Facility Decharacterisation Condition and the MSG Subsidiaries Transfer Condition;

“Confidentiality Agreement” means the confidentiality agreement dated 8 November 2024 between AngloGold Ashanti Holdings plc and the Purchaser’s Guarantor pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Company;

“Consideration” has the meaning given to it in Clause 3.1;

“Contamination” has the meaning given to it in paragraph 1 of Schedule 4;

“Data Room” means the electronic data room as at [***] containing documents and information relating to the Company made available by the Seller online at [***] and an index and USB of which has been annexed to the Disclosure Letter;

“Deferred Consideration” has the meaning given to it in Clause 3.1.5;

“Deferred Consideration Agreement” means the Net Smelter Returns Deferred Consideration Agreement in the Agreed Terms to be entered into at Closing, in the form attached in Schedule 9;

“Development and Exploration Costs” means the primary development and explorations costs [***] for the purposes of preparing the consolidated annual financial statements of AGA (prepared in accordance with UK international accounting standards); [***] for the purposes of preparing the standalone annual financial statements of the Company (prepared in accordance with Brazilian generally accepted accounting practices), in each case for the financial years ended 31 December 2020, 2021, 2022, 2023 and 2024;

“Development and Exploration Costs [***]” means the [***] Development and Exploration Costs [***] in the Company’s accounts for the financial years ended 31 December 2020, 2021, 2022, 2023 and 2024 [***];

“Development and Exploration Costs [***]” means any [***] payable by the Company as a result of [***] the Development and Exploration Costs as a result of the Development and Exploration Costs [***];

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser disclosing:

(i)	information constituting exceptions to the Seller’s Warranties; and

(ii)	details of other matters referred to in this Agreement;

“Draft Closing Statement” has the meaning given to it in Clause 9.1;

“Effective Time” means immediately before midnight on the Closing Date;

“Employees” means the employees of the Company immediately prior to Closing (other than any specifically excluded by agreement with the Purchaser, including pursuant to Clause 17.1) and “Employee” means any one of them;

“Employment Claim” means a claim or demand by a Retained Employee who has commenced employment with a member of the Seller’s Group following receipt of an offer pursuant to Clause 17.1 and which arises out of their previous employment with the Company;

“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;

“Environment”, “Environmental Authority”, “Environmental Law” and “Environmental Permit” have the meanings given to them in paragraph 10.1 of Schedule 7;

“Environmental Losses” has the meaning given to it in paragraph 1 of Schedule 4;

“Estimated Cash” means the Seller’s reasonable estimate of the aggregate of the Company’s Cash Balances in US$ at the Effective Time;

“Estimated Intra-Group Payables” means the Seller’s reasonable estimate of the Intra-Group Payables in US$;

“Estimated Intra-Group Receivables” means the Seller’s reasonable estimate of the Intra-Group Receivables in US$;

“Estimated Third Party Indebtedness” means the Seller’s reasonable estimate of the Third Party Indebtedness of the Company in US$;

“Executive Project” means the technical and engineering project for the Tailing Storage Facility Decharacterisation, issued by the Company in the SIGBM on 7 May 2024, as further amended and revised from time to time, as reflected in the Tailing Storage Facility Decharacterisation Technical Specifications;

“Failure Event” means an uncontrolled release of tailings and/or water from the Tailing Storage Facility that has a negative impact on health and safety and/or the Environment, including: (i) breach of licence conditions; (ii) regulatory penalties and/or fines; (iii) injury, permanent disability or loss of life among the public; (iv) injury, permanent disability, loss of life among employees and/or contractors, including occupational health issues; (v) significant impact on the local community; (vi) significant environmental impacts or damage to the Environment; (vii) economic losses to the region caused by significant impact on public infrastructure, transportation and community facilities; (viii) partial shutdown or closure of operations; (ix) criminal sanctions against the Company or individuals; or (x) significant economic and financial losses such as significant fines and class action lawsuits;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“Fairly Disclosed” means facts, matters or other information disclosed with sufficient detail as to enable a reasonable purchaser who carries on business in the mining sector to identify the nature, scope and impact of the fact, matter or information concerned;

“Final Payment Date” means 10 Business Days after the date on which the process described in paragraph 3 of Part 1 of Schedule 6 for the agreement or determination of the Closing Statement is complete;

“Fundamental Warranties” means the warranties set out in paragraphs 1, 2.1 and 9.2.1 of Schedule 7 and “Fundamental Warranty” means any one of them;

“Fundamental Warranty Claim” means a Claim by the Purchaser in respect of a Fundamental Warranty;

“Goodwill [***]” means the [***] goodwill amortization for any period up to the Closing Date;

“Grant” means a grant of AGA Awards pursuant to an AGA Share Plan;

“Hazardous Substances” has the meaning given to it in paragraph 10.1 of Schedule 7;

“IFRS” means the International Financial Reporting Standards and related interpretations issued by the International Accounting Standards Board, as adopted by the United Kingdom;

“Indebtedness” means, borrowings and loans with third parties (including financial leases), excluding (i) leasing all items treated as creditors as part of Working Capital, and (ii) all IFRS 16 leases;

“Inspector” means a competent engineer of international standing in respect of tailing storage facilities, being [***] or if he is unavailable an equivalent geotechnical engineer to be elected by the Purchaser, acting reasonably;

“Intra-Group Payables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued) owed by the Company to a member of the Seller’s Group as at the Effective Time as derived from the Closing Statement, but excluding any item which falls to be included in calculating the Company’s Cash Balances or the Third Party Indebtedness;

“Intra-Group Receivables” means all outstanding loans or other financing liabilities or obligations (including, for the avoidance of doubt, interest accrued) owed by a member of the Seller’s Group to the Company as at the Effective Time as derived from the Closing Statement, but excluding any item which falls to be included in calculating the Company’s Cash Balances or the Third Party Indebtedness;

“Long Stop Date” means the date that is six (6) months after (and excluding) the date of this Agreement or such other date as the Seller and the Purchaser may agree in writing;

“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;

“MAC Condition” has the meaning given to it in Paragraph 1.4 of Schedule 13;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“Material Adverse Event” means any change, matter, event or circumstance which happens or is announced (or otherwise becomes known to the Purchaser or the Seller) after the date of this Agreement and before Closing, which has had, or is reasonably likely to have, a long-term material adverse effect, individually or in aggregate, on the business, operations, assets, liabilities or financial condition of the Company), but excluding any change, matter, event or circumstance or adverse effect (whether alone or in combination):

(i)	in relation to changes or major disruptions to, or fluctuations, in stock markets, interest rates, exchange rates, commodity prices (including in relation to gold or demand for gold), financial, securities or other market conditions in the local, domestic or international financial markets (including prevailing interest rates) generally or other general economic conditions;

(ii)	in relation to general economic, political, business, market, regulatory or financial conditions, or changes in such conditions applying in the gold mining industry;

(iii)	in relation to any matter Fairly Disclosed in the Data Room, the Disclosure Letter, this Agreement or any other Transaction Document;

(iv)	in relation to the announcement of the Proposed Transaction or the change in control of the Company resulting from the Proposed Transaction;

(v)	in relation to compliance with this Agreement and/or any other Transaction Document;

(vi)	in relation to the execution of the transactions contemplated by this Agreement or any other Transaction Document;

(vii)	in relation to the satisfaction or waiver of a Condition;

(viii)	agreed to, requested by, or consented to, in writing by the Purchaser or the Purchaser’s Guarantor or otherwise arises as a result of any action of the Purchaser or the Purchaser’s Guarantor or their Affiliates;

(ix)	in relation to any industrial action, strike, lockout or other labour difficulty which in each case has an industry wide impact;

(x)	in relation to any change in any law (including Tax laws and Tax rates, state royalties or state royalty rates) (whether such change has taken effect) or the judicial or administrative interpretation of any law, including its application or non-application, in each case excluding any law that solely relates to the Company or the assets of the Company;

(xi)	in relation to any change in financial reporting standards, accounting policies, accounting standards or generally accepted accounting principles, including their application or non-application; or

(xii)	in relation to the non-cash depreciation or amortisation of the Company in the ordinary course;

“Mining Licences” means the licences, consents, concessions and other authorisations set out in Schedule 3;

“MP Share” means one common share in the capital of the Company held by [***];

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“MSG Subsidiaries” means:

(i)	Mineração Morro Velho Ltda (CNPJ n° 22.931.299/0001-30) of Rua Enfermeiro José Caldeira, n° 7, sala 5, bairro Centro, CEP: 34.000-495;

(ii)	Mineração Dorica Ltda (CNPJ n° 30.514.657/0001-38) of Rua Senador Milton Campos, nº 35, sala 607, Vila da Serra, CEP: 34006-050; and

(iii)	Mineração Ribeirao dos Cristais Ltda (CNPJ n° 06.308.299/0001-22) of Rua Senador Milton Campos, n° 35, sala 606, Vila da Serra, CEP: 34006-050;

“MSG Subsidiaries Transfer Condition” has the meaning given to it in Paragraph 1.3 of Schedule 13;

“Participant” means an Employee who holds AGA Awards;

“Passive Monitoring Stage” means any additional monitoring of the Tailing Storage Facility between the conclusion of the Active Monitoring Stage and the effective deregistration of the Tailing Storage Facility from the SIGBM, required pursuant to Article 2, item VIII, sub-item “d.2” of ANM Resolution No. 95/2022;

“Payment Date” has the meaning given to it in the Deferred Consideration Agreement;

“Payor” has the meaning given to it in the Deferred Consideration Agreement;

“Properties” means the properties set out in Schedule 2 and “Property” means any one of them;

“Proposed Transaction” means the proposed acquisition of the Shares;

“Purchaser’s Disagreement Notice” has the meaning given to it in paragraph 3.3 of Schedule 6;

“Purchaser’s Group” means the Purchaser and its holding companies and subsidiaries and any subsidiary of any such holding company from time to time including, for the avoidance of doubt, the Company from Closing;

“Purchaser’s Guaranteed Obligations” has the meaning given to it in Clause 16.1;

“Purchaser’s Lawyers” means Demarest Advogados;

“Purchaser Warranty Claim” means a claim by the Seller in respect of the Purchaser Warranties set out in Schedule 8;

“Reasonable and Prudent Operator” means a person acting in good faith to perform its obligations, comply with applicable law and, in the general conduct of its undertaking, exercising that degree of skill, diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced operator engaged in the same type of undertaking, in the same industry and under the same or similar circumstances and conditions;

“Regulatory Authority” or “CADE” means the Brazilian competition defence agency, the Administrative Council for Economic Defense (Conselho Administrativo de Defesa Econômica), composed of the General Superintendence and the Administrative Tribunal;

“Reporting Accountants” means an independent firm of internationally recognised chartered accountants to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be appointed on the application of either of them by the ICC International Centre for ADR in accordance with the ICC Rules for the Appointment of Experts and Neutrals;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“Retained Employees” means the employees of the Company with personnel ID numbers [***], as well as any other Employees identified by the Seller and agreed with the Purchaser prior to Closing, and “Retained Employee” means any one of them;

“Regulatory Condition” has the meaning given to it in Paragraph 1.1 of Schedule 13;

“Seller’s Disagreement Notice” has the meaning given to it in paragraph 3.4 of Schedule 6;

“Seller Indemnified Person” has the meaning given to it in paragraph 1 of Schedule 4;

“Seller Shares” means 1,999,999 common shares in the capital of the Company held by the Seller;

“Seller’s Group” means the Seller and its holding companies and subsidiary undertakings and any subsidiary undertaking of any such holding company from time to time excluding, for the avoidance of doubt, the Company from Closing;

“Seller’s Insurance Policies” means all insurance policies (whether under policies maintained with third party insurers or any member of the Seller’s Group) maintained by the Seller’s Group under which, immediately prior to the Closing Date, the Company is entitled to any benefit, and “Seller Insurance Policy” means any one of them;

“Seller’s Lawyers” means Linklaters LLP;

“Seller’s Pension Scheme” means (i) the private pension agreement (plan I), “basic plan”, entered into between [***], effective as of [***], as amended, restated, supplemented, or otherwise modified from time to time; and (ii) the private pension agreement (plan II), “supplementary plan”, entered into between [***], effective as of [***], as amended, restated, supplemented, or otherwise modified from time to time;

“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 10 and Schedule 7 and “Seller’s Warranty” means any one of them;

“Senior Employee” means any Employee whose base annual salary (on the basis of full-time employment) exceeds US$[***] or local equivalent at the relevant time;

“Share Plans Indemnity” has the meaning given to it in Paragraph 1.1.6 of Schedule 16;

“Shares” means the Seller Shares and the MP Share, being the whole of the issued share capital of the Company;

“SIGBM” means the Integrated Management System for Mining Dam Safety, which forms part of the National Mining Dams Registry (CNBM) maintained by the ANM;

“Specific Indemnities” has the meaning given to it in Clause 13.1;

“Surviving Clauses” means Clauses 1, 14, 16, 17.4 to 17.16 and 17.18 to 17.20 and “Surviving Clause” means any one of them;

“Tailing Storage Facility” means the up-stream raised tailings storage facility named “Barragem MSG” owned and operated by the Company with an associated potential damage (DPA) of “high” and a risk category (CRI) of “low”, duly registered in the SIGBM;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“Tailing Storage Facility Decharacterisation” means the decharacterisation of the Tailing Storage Facility in accordance with the Executive Project, including the following decharacterisation stages: (1) decommissioning (cessation of operations and removal of associated infrastructure); (2) hydrological and hydrogeological control (implementation of measures to reduce or eliminate the inflow of surface and groundwater into the reservoir); (3) stabilisation (implementation of measures to ensure the long-term physical and chemical stability of the remaining structures at the site); and (4) monitoring activities required by applicable laws or ANM regulations following completion of stages (1), (2) and (3) above, including the Active Monitoring Stage and the Passive Monitoring Stage;

“Tailing Storage Facility Decharacterisation Budget” means the budget for the execution of the Tailing Storage Facility Decharacterisation, prepared and approved by the Seller in accordance with the Executive Project, as set out in Schedule 10(A), and as amended from time to time;

“Tailing Storage Facility Decharacterisation Condition” means the completion of the works strictly necessary only for the following stages of the Tailing Storage Facility Decharacterisation: [***], in each case, in accordance with the Tailing Storage Facility Decharacterisation Budget and Tailing Storage Facility Decharacterisation Technical Specifications. The Tailing Storage Facility Decharacterisation Condition shall be deemed satisfied upon submission by the Company through [***], supported by (i) a final technical report evidencing the completion of [***], and (ii) the corresponding as-built documentation;

“Tailing Storage Facility Decharacterisation Technical Specifications” means the technical specifications for the execution of the Tailing Storage Facility Decharacterisation, prepared and approved by the Seller in accordance with the Executive Project, as set out in Schedule 10(B) and contained in a USB, and as amended from time to time;

“Tailing Storage Facility Losses” has the meaning given to it in paragraph 1 of Schedule 4;

“Tax Authority” means any taxing or other authority competent at municipal, state or federal level to impose any liability in respect of Taxation or responsible for the assessment, administration or collection of Taxation or enforcement of any law in relation to Taxation and acting in its capacity as such;

“Tax Indemnity Claim” means a Development and Exploration Costs Tax Claim, Goodwill Claim or a CG WHIT Claim;

“Tax Returns” means any and all returns (including amended returns), reports and forms (including elections, claims for refund, declarations, amendments, schedules, information returns and statements, and schedules and attachments to such documentation) filed or required to be filed with a Governmental Authority, or provided for under applicable Law, with respect to Taxes;

“Tax Warranties” means the specific warranties set out in paragraph 14 of Schedule 7 and “Tax Warranty” means any one of them;

“Tax Warranty Claim” means a Claim by the Purchaser in respect of a Tax Warranty;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“Taxation” or “Tax” means all forms of taxation (other than any accounting provision for deferred tax) and statutory, governmental, state, provincial, local governmental or municipal duties, contributions, charges and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise and shall further include payments to a Tax Authority on account of Tax, in each case wherever or whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to the Company or any other person;

“Third Party Claim” has the meaning given in Clause 12.6.1;

“Third Party Indebtedness” means the aggregate amount as at the Effective Time of all outstanding Indebtedness owed by the Company to any third party as derived from the Closing Statement (but excluding any item included in respect of any Company’s Cash Balances), and, for the purposes of this definition, third party shall exclude any member of the Seller’s Group;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Deferred Consideration Agreement and all documents entered into pursuant to this Agreement and “Transaction Document” means any one of them;

“Transferred Mining Licences” means [***];

“VAT” means (i) within the UK, any value added tax imposed by the VAT Act 1994, (ii) within the European Union, such Taxation as may be levied in accordance with (but subject to derogations from) the Directive 2006/112/EC, and (iii) outside the UK or the European Union, any similar Taxation levied by reference to added value or sales;

“Warranty Claim” means a Business Warranty Claim, Fundamental Warranty Claim or Tax Warranty Claim;

“Working Capital” means the amount of the working capital of the Company at the Effective Time as derived from the Closing Statement; and

“Working Capital Adjustment” means the amount by which the Working Capital exceeds the Base Working Capital (which amount shall be added to the Bid Amount for the purpose of Clause 3.1) or the amount by which the Working Capital is less than the Base Working Capital (which amount shall be deducted from the Bid Amount for the purposes of Clause 3.1).

1.2	Singular, plural, gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.3	References to persons and companies

References to:

1.3.1	a person include any company, partnership or unincorporated association (whether or not having separate legal personality); and

1.3.2	a company include any company, corporation or body corporate, wherever incorporated.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

1.4	References to subsidiaries and holding companies

The words “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the same meaning in this Agreement as their respective definitions in the Companies Act 2006.

1.5	Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.6	Headings

Headings shall be ignored in interpreting this Agreement.

1.7	Reference to documents

References to any document (including this Agreement and any document in the Agreed Terms), or to a provision in a document, shall be construed as a reference to such document or provision as amended, supplemented, modified, restated or novated from time to time.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Non-limiting effect of words

The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.10	Meaning of “to the extent that” and similar expressions

In this Agreement, “to the extent that” shall mean “to the extent that” and not solely “if”, and similar expressions shall be construed in the same way.

1.11	Legal Terms

References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.12	US$/BRL

References to US Dollars or US$ are references to the lawful currency from time to time of the Unites States of America and references to BRL are refences to the lawful currency from time to time of Brazil.

1.13	Currency Conversion

Except (i) as otherwise stated in this Agreement and (ii) in relation to Clause 9 and Schedule 6, any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause:

“Conversion Rate” means the close spot mid-trade composite (London) rate for a transaction between the two currencies in question as quoted on Bloomberg on the Business Day immediately preceding the Relevant Date or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(i)	for the purposes of Clause 6, the date of this Agreement;

(ii)	for the purposes of Clause 11, the date of this Agreement;

(iii)	for the purposes of Clause 9.3 and 9.5, the date of the Seller’s notification to the Purchaser pursuant to Clause 8.5.1; and

(iv)	for the purposes of the monetary amounts set out in Schedule 7, the date of this Agreement.

2	Sale and Purchase of the Shares

2.1.1	On and subject to the terms of this Agreement the Seller shall sell, and the Purchaser shall purchase, or shall procure the purchase by an Affiliate of, the Shares, provided that any such Affiliate is incorporated and tax resident in Brazil.

2.1.2	The Seller shall procure that [***] executes and delivers to and in favour of the Purchaser, or such Affiliate of the Purchaser as the Purchaser may direct (provided such Affiliate is incorporated and tax resident in Brazil), all documents required to transfer the MP Share to the Purchaser.

2.1.3	The Shares shall be sold by the Seller free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

2.1.4	The Purchaser shall not be obliged to complete the purchase of the Shares unless the sale (respectively) of all the Shares is completed simultaneously.

2.1.5	The Seller shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

3	Consideration

3.1	Amount

The consideration for the purchase of the Shares under this Agreement shall be an amount in cash equal to:

3.1.1	US$76,000,000 (the “Bid Amount”);

plus

3.1.2	the Company’s Cash Balances and the Intra-Group Receivables;

minus

3.1.3	the Third Party Indebtedness and the Intra-Group Payables;

plus or minus

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

3.1.4	the Working Capital Adjustment;

plus

3.1.5	the payments made under the Deferred Consideration Agreement (the “Deferred Consideration”)

(together, the “Consideration”).

3.2	Payment of Consideration

3.2.1	The Consideration (other than the Deferred Consideration) shall be paid by way of cash payments pursuant to Clauses 8.3 and 9.3.

3.2.2	The Deferred Consideration shall be paid in accordance with the terms of the Deferred Consideration Agreement.

3.3	Adjustment to Consideration

If any payment is made by the Seller to the Purchaser (or vice versa) in respect of any claim for any breach of this Agreement or pursuant to an indemnity, warranty or covenant to pay under this Agreement (or any agreement entered into under this Agreement), the payment shall, if and to the extent permitted by law, be treated as an adjustment of the consideration paid by the Purchaser for the Shares under this Agreement and the consideration shall be deemed to have been reduced (or increased, as the case may be) by the amount of such payment.

4	Conditions

4.1	Conditions Precedent

The provisions of Paragraph 1 of Schedule 13 shall apply.

4.2	Responsibility for Satisfaction of the Regulatory Condition

The provisions of Paragraph 2 of Schedule 13 shall apply.

4.3	Responsibility for satisfaction of the Tailing Storage Facility Decharacterisation Condition

The provisions of Paragraph 3 of Schedule 13 shall apply.

4.4	Responsibility for satisfaction of the MSG Subsidiaries Transfer Condition

The provisions of Paragraph 4 of Schedule 13 shall apply.

4.5	Occurrence of a Material Adverse Event

The provisions of Paragraph 5 of Schedule 13 shall apply.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

4.6	Non-Satisfaction/Waiver

The provisions of Paragraph 6 of Schedule 13 shall apply.

5	Signing Deliverables

5.1	Seller Obligations

On the date of this Agreement, the Seller shall:

5.1.1	execute and deliver to the Purchaser or the Purchaser’s Lawyers a counterpart of this Agreement and the Disclosure Letter; and

5.1.2	deliver to the Purchaser or the Purchaser’s Lawyers evidence that it is authorised to execute the Transaction Documents to which it is a party.

5.2	Purchaser and Purchaser’s Guarantor Obligations

On the date of this Agreement, the Purchaser and the Purchaser’s Guarantor shall:

5.2.1	execute and deliver to the Seller or the Seller’s Lawyers a counterpart of this Agreement and acknowledge receipt of the Disclosure Letter; and

5.2.2	deliver to the Seller or the Seller’s Lawyers evidence that it is authorised to execute the Transaction Documents to which it is a party.

6	Pre-Closing

6.1	The Seller’s Obligations in Relation to the Conduct of Business

6.1.1	The Seller undertakes to procure that between the date of this Agreement and Closing (and subject to the provisions of Clause 4.3 and 17.1):

(i)	the Company shall carry on its business as a going concern in the ordinary course as carried on prior to the date of this Agreement, save in so far as agreed in writing by the Purchaser in accordance with Clause 6.3; and

(ii)	not induce, nor attempt to induce (whether directly or indirectly), any of the Employees (other than the Retained Employees) to terminate their employment.

6.1.2	Without prejudice to the generality of Clause 6.1.1 and subject to Clause 6.2, the Seller undertakes to procure that, between the date of this Agreement and Closing, the Company shall not, except as may be required to give effect to and to comply with this Agreement, without the prior written consent of the Purchaser in accordance with Clause 6.3:

(i)	enter into any material agreement or incur any material commitment involving any capital expenditure in excess of US$[***] per item and US$[***] in aggregate, in each case exclusive of VAT, other than in the ordinary course of business;

(ii)	enter into or amend, in any material respect, any material agreement or incur any material commitment which is not capable of being terminated without compensation at any time with 12 months’ notice or less and which involves or may involve total annual expenditure in excess of US$[***], exclusive of VAT, other than in the ordinary course of business;

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

(iii)	acquire, or agree to acquire, any material asset or material inventories involving consideration, expenditure or liabilities in excess of US$[***], exclusive of VAT other than in the ordinary course of business;

(iv)	sell, transfer, assign, pledge, charge, subject to lien, grant a security interest in, mortgage or in any other way dispose of or encumber (A) any material asset or material inventories other than in the ordinary course of business or (B) any Mining Licences or Properties;

(v)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture;

(vi)	incur any additional borrowings or incur any other Indebtedness in excess of US$[***] or [***];

(vii)	create, allot or issue any share capital or loan capital;

(viii)	repay, redeem or repurchase any share capital or loan capital;

(ix)	declare, make or pay any dividend or other distribution to shareholders;

(x)	make any loan exceeding US$[***] (other than the granting of any trade credit in the ordinary course of business) to any person;

(xi)	amend its by-laws, except as required to comply with applicable laws or to implement routine operational matters in the ordinary course of business (including capital increases);

(xii)	institute or settle any legal proceedings in relation to claims exceeding US$[***] except for debt collection in the ordinary course of business;

(xiii)	fail to take any action required to maintain in full force and effect each of the Mining Licences and other licenses required to conduct the Company’s operations, including the Environmental Permits; and

(xiv)	save as required by law or in connection with Clause 17.1:

(a)	make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) of any Senior Employee (other than in the ordinary and usual course of business);

(b)	provide or agree to provide any gratuitous payment or benefit to any Senior Employee or any of their dependants;

(c)	dismiss any Senior Employee, other than for gross or serious misconduct; or

(d)	grant any awards and options under any share incentive, share option, profit sharing, bonus or other incentive arrangements to any Senior Employee other than in accordance with the Company’s normal practice.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

6.2	Exceptions to Seller’s Obligations in Relation to the Conduct of Business

Clause 6.1 shall not operate so as to prevent or restrict:

6.2.1	any matter reasonably undertaken by the Company in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to the Company or the Seller’s Group;

6.2.2	any action taken in connection with the Development and Exploration Costs Tax Treatment Investigation;

6.2.3	any action required to be undertaken to comply with applicable legal or regulatory requirements; or

6.2.4	any action undertaken by the Company or the Seller required to transfer the MSG Subsidiaries to an Affiliate of the Company,

provided, in each case, that the Seller shall notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this Clause 6.2, shall provide to the Purchaser all such information as the Purchaser may reasonably request and shall use reasonable endeavours to consult with the Purchaser in respect of any such action.

6.3	Consent Procedure

6.3.1	Any request by the Seller for the consent of the Purchaser pursuant to Clause 6.1.1 shall be submitted to the Purchaser by e-mail to the name and e-mail address specified in Clause 17.14.

6.3.2	The Seller shall use reasonable endeavours to submit any such request to the Purchaser at least five Business Days before the proposed action or matter or, if it is unable to do so, as soon as reasonably practicable.

6.3.3	The Purchaser shall respond by e-mail to the Seller within three Business Days of receipt (or deemed receipt) of the Seller request.

6.3.4	The Seller shall use reasonable endeavours to provide any information reasonably requested by the Purchaser in connection with its consideration of the proposed action or matter.

6.3.5	If the Purchaser fails to respond by e-mail to the Seller within the applicable time period, the consent of the Purchaser shall be deemed to have been given in relation to the relevant action or matter, provided that such time period shall be suspended until such time as the Seller shall have provided the information reasonably requested by Purchaser in Clause 6.3.4.

6.4	Insurance

Without prejudice to the generality of Clause 6.1.1, between the date of this Agreement and Closing, the Seller shall and/or shall procure that the relevant members of the Seller’s Group shall maintain in force all Seller’s Insurance Policies inter alia for the benefit of the Company.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

6.5	Other Seller’s Obligations Prior to Closing

Without prejudice to the generality of Clause 6.1.1, prior to Closing the Seller shall, and shall procure that the Company shall allow the Purchaser and its agents, upon reasonable notice, reasonable access to, and to take copies of, the books, records and documents of or relating in whole or in part to the Company, provided that the obligations of the Seller under this Clause shall not extend to allowing access to information which is (i) reasonably regarded as confidential to the activities of the Seller otherwise than in relation to the Company or (ii) commercially sensitive information of the Company if such information cannot be shared with the Purchaser prior to Closing in compliance with applicable law.

7	Tailing Storage Facility Treatment

The provisions of Schedule 14 shall apply.

8	Closing

8.1	Date

Subject to Clause 4, Closing shall take place at the offices of the Seller’s Lawyers in London, or remotely, on the last Business Day of the month in which notification of the fulfilment or waiver of the conditions set out in Clause 4.1, or at such other location or on such other date as may be agreed between the Purchaser and the Seller.

8.2	Closing Events

On the date fixed for Closing in accordance with Clause 8.1, the Seller and the Purchaser shall comply with their respective obligations specified in Schedule 5, subject to Clause 8.4.

8.3	Payment on Closing

8.3.1	On the date fixed for Closing in accordance with Clause 8.1, the Purchaser shall pay an amount in cash to the Seller which is equal to:

(i)	the Bid Amount;

plus

(ii)	the Estimated Cash and the Estimated Intra-Group Receivables;

minus

(iii)	the Estimated Third Party Indebtedness and the Estimated Intra-Group Payables.

8.3.2	The payments to be made under this Clause 8.3 shall be adjusted to take account of the CG WHIT Amount (which shall be paid by the Purchaser on behalf of the Seller as set out in Clause 17.9.6).

8.4	When Closing shall have taken place

8.4.1	Without prejudice to Clause 8.7, all documents and items delivered at Closing pursuant to Clause 8.2 and Schedule 5 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall have taken place pursuant to Clause 8.4.2.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

8.4.2	Simultaneously with:

(i)	delivery of all documents and items required to be delivered at Closing (or waiver of such delivery by the person entitled to receive the relevant document or item); and

(ii)	receipt into the account specified by the Seller pursuant to Clause 17.9.3 of the payment to be made pursuant to Clause 8.3 in immediately cleared funds,

the documents and items delivered pursuant to Clause 8.2 and Schedule 5 shall cease to be held to the order of the person delivering them and Closing shall have taken place.

8.5	Notifications to determine payments on Closing

8.5.1	Not less than three Business Days prior to Closing, the Seller shall notify the Purchaser of:

(i)	the Estimated Cash;

(ii)	the Estimated Third Party Indebtedness;

(iii)	the Estimated Intra-Group Receivables;

(iv)	the Estimated Intra-Group Payables; and

(v)	the CG WHIT Amount.

8.5.2	The Seller’s notification pursuant to Clause 8.5.1 shall specify the relevant debtor and creditor for each Estimated Intra-Group Payable and Estimated Intra-Group Receivable.

8.6	Repayments of Intra-Group Payables and Intra-Group Receivables

8.6.1	Immediately following Closing:

(i)	the Purchaser shall procure that the Company pays to the relevant member of the Seller’s Group an amount equal to any Estimated Intra-Group Payables and shall acknowledge on behalf of the Company the payment of the amount of Estimated Intra-Group Receivables in accordance with Clause 8.6.1(ii); and

(ii)	the Seller shall procure that each relevant member of the Seller’s Group pays to the Company an amount equal to any Estimated Intra-Group Receivables and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the amount of Estimated Intra-Group Payables in accordance with Clause 8.6.1(i).

8.6.2	The repayments made pursuant to Clause 8.6.1 shall be adjusted in accordance with Clause 9.4 when the Closing Statement becomes final and binding in accordance with Clause 9.2.1.

8.7	Breach of Closing Obligations

If a party fails to comply with any material obligation in Clauses 8.2 and 8.3 and Schedule 5, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (without prejudice to the right to claim damages or other compensation) by written notice to the other:

8.7.1	to terminate this Agreement (other than the Surviving Clauses) without liability on their part; or

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

8.7.2	to effect Closing so far as practicable having regard to the defaults which have occurred; or

8.7.3	to fix a new date for Closing (being not more than 10 Business Days after the agreed date for Closing) in which case the provisions of Schedule 5 shall apply to Closing as so deferred but provided such deferral may only occur once.

9	Post-Closing Adjustments

9.1	Closing Statement

The Seller shall procure that as soon as practicable following Closing there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement”) in accordance with Schedule 6.

9.2	Determination of Closing Statement

9.2.1	The Draft Closing Statement as agreed or determined pursuant to paragraph 3 of Schedule 6:

(i)	shall constitute the Closing Statement for the purposes of this Agreement; and

(ii)	shall be final and binding on the Seller and the Purchaser.

9.2.2	The Working Capital, the Company’s Cash Balances, the Third Party Indebtedness, the Intra-Group Receivables and the Intra-Group Payables shall be derived from the Closing Statement.

9.3	Adjustments to Consideration

9.3.1	Company’s Cash Balances

(i)	If the Company’s Cash Balances are less than the Estimated Cash, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Company’s Cash Balances are greater than the Estimated Cash, the Purchaser shall pay to the Seller an additional amount equal to the excess.

9.3.2	Intra-Group Receivables

(i)	If the Intra-Group Receivables are less than the Estimated Intra-Group Receivables, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Intra-Group Receivables are greater than the Estimated Intra-Group Receivables, the Purchaser shall pay to the Seller an additional amount equal to the excess.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

9.3.3	Third Party Indebtedness

(i)	If the Third Party Indebtedness is greater than the Estimated Third Party Indebtedness, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	if the Third Party Indebtedness is less than the Estimated Third Party Indebtedness, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.

9.3.4	Intra-Group Payables

(i)	If the Intra-Group Payables are greater than the Estimated Intra-Group Payables, the Seller shall repay to the Purchaser an amount equal to the excess; or

(ii)	if the Intra-Group Payables are less than the Estimated Intra-Group Payables, the Purchaser shall pay to the Seller an additional amount equal to the deficiency.

9.3.5	Working Capital

(i)	If the Working Capital is less than the Base Working Capital, the Seller shall repay to the Purchaser an amount equal to the deficiency; or

(ii)	if the Working Capital exceeds the Base Working Capital, the Purchaser shall pay to the Seller an additional amount equal to the excess.

9.4	Adjustments to Repayment of Intra-Group Payables and Intra-Group Receivables

Following determination of the Closing Statement pursuant to Clause 9.2 and paragraph 3 of Part 1 of Schedule 6, if the amount of any Intra-Group Payable and/or any Intra-Group Receivable contained in the Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Payable or Estimated Intra-Group Receivable, then the Seller and the Purchaser shall procure that such adjustments to the payments pursuant to Clause 8.6.1 are made as are necessary to ensure that (taking into account such adjustments) the actual amount of each Intra-Group Payable and each Intra-Group Receivable has been repaid by the Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the Company, as the case may be.

9.5	Interest

9.5.1	Any payment to be made in accordance with Clause 9.3.1, 9.3.3 or 9.3.5 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of [***] per cent above the Bank of England’s Bank Rate as published by the Bank of England from time to time. Such interest shall accrue from day to day.

9.5.2	Any payment to be made in accordance with Clause 9.3.2, 9.3.4 or 9.4 shall include interest thereon calculated from the Closing Date to the date of payment at the rate per annum applicable to the relevant Intra-Group Payable or Intra-Group Receivable or, where the relevant Intra-Group Payable or Intra-Group Receivable is non-interest bearing, at a rate per annum of [***] per cent above the Bank of England’s Bank Rate as published by the Bank of England from time to time. Such interest shall accrue from day to day.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

9.6	Payment

9.6.1	Any payment pursuant to Clause 9.3 or 9.4, and any interest payable pursuant to Clause 9.5, shall be made on or before the Final Payment Date.

9.6.2	Where any payment is required to be made pursuant to Clause 9.3 or pursuant to Clause 9.5 (in relation to a payment pursuant to Clause 9.3) the payment made on account of the Consideration shall be reduced or increased accordingly.

10	Warranties

10.1	The Seller’s Warranties

10.1.1	Subject to Clause 10.2, the Seller warrants to the Purchaser that the Seller’s Warranties are true and accurate as of the date of this Agreement.

10.1.2	The Seller further warrants to the Purchaser that [***] will be true and accurate and not misleading at Closing as if they had been repeated at Closing.

10.1.3	The only Seller’s Warranties given:

(i)	in respect of the Environment are those contained in paragraph 10 of Schedule 7 and each of the other Seller’s Warranties shall be deemed not to be given in respect of the Environment; and

(i)	in respect of tax matters are those contained in paragraph 14 of Schedule 7 and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters.

10.1.4	Any Seller’s Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to be the actual knowledge of [***] and with respect to the Seller’s Warranties in paragraph 12 only, [***] (with no imputation of the knowledge of any other person).

10.1.5	The Purchaser acknowledges and agrees that the Seller does not give or make any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of its directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including in the Disclosure Letter and the documents provided in the Data Room.

10.2	Seller’s Disclosures

10.2.1	The Seller’s Warranties are subject to any matter which is Fairly Disclosed in the Data Room, this Agreement, the Disclosure Letter or any other Transaction Document.

10.2.2	Subject to clause 10.2.3, references in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 7 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties as a whole.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

10.2.3	The only disclosures permitted:

(i)	in respect of the warranties related to the Environment shall be those which are Fairly Disclosed in the Data Room, this Agreement, or paragraph 10 of Schedule 7 in the Disclosure Letter; and

(ii)	in respect of the warranties related to tax matters shall be those which are Fairly Disclosed in the Data Room, this Agreement, or paragraph 14 of Schedule 7 in the Disclosure Letter.

10.2.4	Where any claim, action or demand is Fairly Disclosed, the Seller shall not be liable under a Warranty Claim for the outcome of such claim, action or demand, unless specifically provided otherwise in this Agreement.

10.3	The Purchaser’s Warranties

10.3.1	The Purchaser warrants to the Seller that the statements set out in Schedule 8 are true and accurate and not misleading as of the date of this Agreement.

10.3.2	The Purchaser further warrants to the Seller that the statements set out in Schedule 8 will be true and accurate and not misleading at Closing as if they had been repeated at Closing.

10.4	Effect of Closing

The Seller’s Warranties and all other provisions of this Agreement, if and to the extent that they have not been performed by Closing, shall not be extinguished or affected by Closing or by any other event or matter (including any satisfaction and/or waiver of any condition contained in Clause 4.1), except by a specific and duly authorised written waiver or release by the Purchaser.

10.5	The Seller’s Waiver of Rights against the Company

Save in the case of fraud or as otherwise stated in the Transaction Documents, the Seller undertakes to the Purchaser to waive any rights, remedies or claims which it may have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its directors, officers or employees in connection with assisting the Seller in the giving of any Warranty or the preparation of the Disclosure Letter.

11	Limitation of Liability

11.1	Time Limitation for Claims

11.1.1	The Seller shall not be liable for any Claim or Tax Indemnity Claim unless a notice of the Claim is given by the Purchaser to the Seller specifying the matters set out in Clause 12.2:

(i)	in the case of any Fundamental Warranty Claim, [***];

(ii)	in the case of any other Business Warranty Claim, within [***]; and

(iii)	[***].

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

11.1.2	The Purchaser shall not be liable for any Purchaser Warranty Claim unless a notice of the Purchaser Warranty Claim is given by the Seller specifying the matters set out in Clause 12.2, within [***].

11.2	Minimum Claims

11.2.1	The Seller shall not be liable for any individual Warranty Claim (or a series of such Warranty Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Warranty Claim or series of such Warranty Claims does not exceed US$[***].

11.2.2	Where the liability agreed or determined in respect of any such Warranty Claim or series of Warranty Claims exceeds US$[***], subject as provided elsewhere in this Clause 11, [***].

11.3	Aggregate Minimum Claims

11.3.1	The Seller shall not be liable for any Warranty Claim unless the aggregate amount of all such Claims for which the Seller would otherwise be liable exceeds US$[***].

11.3.2	Where the liability agreed or determined in respect of all Warranty Claims referred to in Clause 11.3.1 exceeds US$[***], subject as provided elsewhere in this Clause 11, [***].

11.4	Maximum Liability

11.4.1	The maximum aggregate liability for the Seller for all Warranty Claims and for the Purchaser for any Purchaser Warranty Claim shall not exceed a US dollar amount equal to [***].

11.4.2	Subject to Clause 11.4.1, the maximum aggregate liability for the Seller:

(i)	for all Fundamental Warranty Claims [***], shall not exceed a US dollar amount equal to [***]; and

(ii)	for all other Warranty Claims ([***]), shall not exceed a US dollar amount equal to [***].

11.4.3	For the purposes of this Clause 11.4, references to the Bid Amount shall ignore any adjustment to the consideration arising as a result of a payment for any breach of or under this Agreement or pursuant to an indemnity or covenant to pay under this Agreement.

11.5	Contingent Liabilities

The Seller shall not be liable for any Claim, and the Purchaser shall not be liable for any Purchaser Warranty Claim, in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable and provided this occurs before the expiry of the time limit for notifying such Claim under this Agreement.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

11.6	Losses

The Seller shall not be liable for any Claim, and the Purchaser shall not be liable for any Purchaser Warranty Claim, in respect of any loss of profit, loss of goodwill or any indirect or consequential losses suffered by the Purchaser or the Purchaser’s Group or the Seller.

11.7	Provisions

The Seller shall not be liable for any Claim if and to the extent that, an allowance, provision or reserve is made in the Accounts and/or Closing Statement for the matter giving rise to the Claim.

11.8	Environmental and Tailing Storage Facility Indemnity

The exclusive remedies of the Parties against each other in connection with the Environment and the Tailing Storage Facility shall be those contained in Schedule 4. For the avoidance of doubt, the warranties in respect of the Environment at paragraph 10 of Schedule 7 shall not provide an additional or alternative remedy to those contained in Schedule 4 or Clause 7.1.1(iii).

11.9	Matters Arising Subsequent to this Agreement

The Seller shall not be liable for any Claim if and to the extent that the Claim has arisen as a result of:

11.9.1	Agreed Matters

any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of the Purchaser;

11.9.2	Acts of the Purchaser

any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or the Company or its directors, officers, employees or agents, after Closing except where such act, omission or transaction was carried out or effected (i) pursuant to a legally binding obligation entered into by the Company on or before the date of this Agreement; or (ii) in the ordinary course of business of the Company as carried on at the date of this Agreement;

11.9.3	Changes in Legislation, Regulation or Practice

(i)	the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

(ii)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation; or

(iii)	any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice, provided the Company applied the accounting principles, procedure or practice in compliance with applicable law or accounting policies in force at or prior to the date of this Agreement; or

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

11.9.4	Accounting Policies

any change in accounting policy, bases or practice of the Purchaser or the Purchaser’s Group introduced or having effect after the date of this Agreement (other than to the extent such changes are necessary to comply with applicable law or accounting policies, bases or practice in force at or prior to the date of this Agreement).

11.10	Insurance

11.10.1	If, in respect of any matter which will give rise to a Claim, the Purchaser or the Company is entitled to make a claim under any policy of insurance, then the Purchaser shall, or shall procure that the Company shall, use reasonable endeavours to make such claim under the relevant policy of insurance. Without prejudice to Clause 11.10.2, the Purchaser shall not be required to claim, or procure that the Company claims, under the relevant policy of insurance, prior to having a right of recovery from the Seller in respect of any such claim.

11.10.2	In the event that the Purchaser or the Company at any time recovers or otherwise claims reimbursement from a third party (including any insurer) in respect of any matter or circumstance giving rise to a Claim:

(i)	the liability of the Seller in respect of such Claim shall be reduced by the amount (if any) actually recovered from the relevant third party (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum) or extinguished if the amount recovered (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum) exceeds the amount of the relevant claim; and

(ii)	if the Seller makes payment to the Purchaser in settlement or discharge of a Claim and the Purchaser subsequently recovers, whether by payment, discount, credit, relief or otherwise, from a third party a sum which is referable to that Claim, the Purchaser shall (except to the extent that the liability of the Seller in respect of the Claim was reduced to take account of such payment, discount, credit or relief) promptly pay to the Seller the lower of:

(a)	the amount recovered from such third party (less all reasonable costs, charges and expenses incurred by the Purchaser in recovering that sum and any Tax payable in relation to the amount recovered); and

(b)	the amount paid by the Seller to the Purchaser in respect of the relevant Claim.

11.11	Net Financial Benefit

The Seller shall not be liable for any Claim in respect of any Losses suffered by the Purchaser or the Company if and to the extent that a member of the Purchaser’s Group receives any corresponding savings or net quantifiable financial benefit arising directly from such Losses or the facts giving rise to such Losses (for example where the amount (if any) by which any Taxation for any member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability). The same limitations set forth in this Clause 11.11 shall apply to any Purchaser Warranty Claim.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

11.12	Purchaser’s Actual Knowledge

The Seller shall not be liable for any Warranty Claim if and to the extent that the facts, matters or circumstances giving rise to the Warranty Claim were known by the following individuals prior to signing this Agreement:

[***].

11.13	Purchaser’s Right to Recover

11.13.1	Recovery for Actual Liabilities

The Seller shall not be liable to pay an amount in discharge of any Claim unless and until the liability for which the Claim is made has become due and payable.

11.13.2	Prior to Recovery from the Seller etc.

If, before the Seller pays an amount in discharge of any Claim, the Purchaser or the Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Purchaser shall procure that any actual recovery less any reasonable costs incurred in obtaining such recovery shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery.

11.13.3	Following Recovery from the Seller etc.

If the Seller has paid an amount in discharge of any Claim and subsequently the Purchaser or the Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or the Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Seller shall be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party or, if subrogation is not possible, the Purchaser shall procure that all steps are taken as the Seller may reasonably require to enforce such recovery and shall, or shall procure that the Company shall, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery or if less (ii) the amount previously paid by the Seller to the Purchaser less any Taxation attributable to it. Any payment made by the Purchaser to the Seller under this Clause shall be made by way of further adjustment of the consideration paid by the Purchaser for the Shares and the provisions of Clause 3.3 shall apply mutatis mutandis.

11.14	No Double Recovery and no Double Counting

No party may recover for breach of or under this Agreement or otherwise more than once in respect of the same Losses suffered or amount for which the party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Tax relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or otherwise.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

11.15	Mitigation of Losses

The Parties shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement.

11.16	Fraud

None of the limitations contained in Clause 11 shall apply to any claim for breach of or under this Agreement if and to the extent it arises or is increased as a result of fraud by the Seller or any of its directors, officers or employees.

12	Claims

12.1	Notification of Potential Claims

If the Purchaser or the Company becomes aware of any fact, matter or circumstance that may give rise to a Claim (other than a liability which is contingent only, and ignoring for these purposes the application of Clause 11.3), the Purchaser shall as soon as reasonably practicable give a notice in writing to the Seller setting out such information as is available to the Purchaser or the Company as is reasonably necessary to enable the Seller to assess the merits of the potential Claim, to act to preserve evidence and to make such provision as the Seller may consider necessary. Failure to give notice within such period shall not affect the rights of the Purchaser except if and to the extent that the Seller is prejudiced by the failure.

12.2	Notification of Claims

Notice of any Claim under Clause 12.1 shall be given by the Purchaser to the Seller as soon as possible and in any event within the time limits specified in Clause 11 and shall, to the extent not already provided, set out such information as is available to the Purchaser or the Company as is reasonably necessary to enable the Seller to assess the merits of the Claim, including in relation to the legal and factual basis of the Claim (including, if applicable, evidence of any Third Party Claim) and the Purchaser’s estimate of the amount of Losses which is, or is to be, the subject of the Claim. Such notice shall indicate if the Purchaser considers the Claim to be a Third Party Claim related to criminal, social, environmental, anticorruption or compliance related matters (each such Third Party Claim being a “Retained Third Party Claim”).

12.3	Commencement of Proceedings

Any Claim notified pursuant to Clause 12.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn six months after the notice is given pursuant to Clause 12.2 unless at the relevant time legal proceedings in respect of the Claim have been commenced by being both issued and served by the Purchaser or its Affiliates, and it is acknowledged that such legal proceedings may need to be commenced while the Seller has conduct of the Claim under Clause 12.6.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

12.4	Investigation by the Seller

In connection with any matter or circumstance set out in a notice of Claim:

12.4.1	the Purchaser shall provide, and shall procure that the Company provides, the Seller and its financial, accounting or legal advisers reasonable assistance in order to investigate the matter or circumstance alleged to give rise to the Claim and whether and to what extent any amount is payable in respect of such Claim; and

12.4.2	the Purchaser shall disclose to the Seller all material of which the Purchaser is aware which relates to the Claim and shall, and shall procure that any other relevant members of the Purchaser’s Group shall, give, subject to their being paid all reasonable costs and expenses, all such information and assistance as the Seller may reasonably request, including access to premises and personnel during working hours, making such personnel available for factual interviews, preparation for testimony, giving evidence, producing affidavits and other similar activities, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller or its financial, accounting or legal advisers may reasonably request subject to the Seller agreeing in such form as the Purchaser may reasonably require to keep all such information confidential and to use it only for the purpose of investigating and defending the Claim in question.

12.5	General Limitations

No claim shall lie against the Seller under the Fundamental Warranties or the Specific Indemnities to the extent that within 30 days following receipt of notification thereof in accordance with Clause 11.1.1 the matter giving rise to such claim is remedied to the reasonable satisfaction of the Purchaser.

12.6	Conduct of Third Party Claims

12.6.1	Third Party Claims

The provisions of Paragraph 1.1 of Schedule 15 shall apply.

12.6.2	Retained Third Party Claims

The provisions of Paragraph 1.2 of Schedule 15 shall apply.

13	Seller’s Indemnification

13.1	Specific Indemnities

The provisions of Paragraph 1 of Schedule 16 shall apply.

13.2	Conduct of Tax Indemnity Claims

The provisions of Paragraph 2 of Schedule 16 shall apply.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

13.3	Tax Administration – [***]

The provisions of Paragraph 3 of Schedule 16 shall apply.

13.4	Purchaser’s Indemnification

The provisions of Paragraph 4 of Schedule 16 shall apply.

14	Confidentiality

14.1	Announcements

Pending Closing, no announcement, communication or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or any member of the Purchaser’s Group without the prior written consent of the Seller and the Purchaser such consent not to be unreasonably withheld or delayed. This shall not prevent any member of the Seller’s Group from making such announcements or communications to any trade unions, works councils or employee representative bodies relevant to the Employees which that member of the Seller’s Group, acting reasonably, considers necessary or appropriate. This shall not affect any announcement, communication, or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of either party or its holding company are listed but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable before complying with such an obligation.

14.2	Confidentiality

14.2.1	The Confidentiality Agreement shall cease to have any force or effect from the date of Closing.

14.2.2	Subject to Clauses 14.1 and 14.2.3, each of the Seller and the Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(i)	the existence and the provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or

(ii)	the negotiations relating to this Agreement (and any such other agreements);

(iii)	(in the case of the Seller) any information relating to the Company following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(iv)	(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Company.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

14.2.3	Clause 14.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of a party or its holding company are listed (including where this is required as part of any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Purchaser’s Group);

(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Seller or the Purchaser;

(iii)	the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or in order to enable a determination to be made by the Reporting Accountants under this Agreement;

(iv)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(v)	the disclosure is made to a party to whom assignment is permitted under Clause 17.5.2 (No Assignment) on terms that such assignee undertakes to comply with the provisions of Clause 14.2.2 in respect of such information as if it were a party to the Agreement;

(vi)	the disclosure is made to professional advisers or actual or potential financiers of any party on a need to know basis on terms that such professional advisers or financiers undertake to comply with the provisions of Clause 14.2.2 in respect of such information as if they were a party to this Agreement;

(vii)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(viii)	the disclosure is made on a confidential basis to potential purchasers of all or part of the Seller’s Group or the Purchaser’s Group or to their professional advisers or financiers provided that such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase or for the purposes of considering whether to provide finance in relation to the potential purchase;

(ix)	the other party has given prior written approval to the disclosure or use; or

(x)	the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to Clause 14.2.3(i), (ii) or (iii), the party concerned shall, where not prohibited by law, consult with the other Party insofar as is reasonably practicable.

14.2.4	If this Agreement terminates or lapses without Closing having occurred, the Purchaser shall, at its expense, as soon as practicable following request by the Seller:

(i)	return or destroy, or procure the return or destruction of, all originals and hard copies of documents containing the information referred to in Clause 14.2.2(iv) (“Confidential Information”); and

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

(ii)	permanently erase, or procure the permanent erasing of, all electronic copies of Confidential Information,

provided that, without prejudice to any duties of confidentiality contained in this Agreement or the Confidentiality Agreement, the Purchaser may retain any Confidential Information as may be required by law or regulation.

15	Insurance

15.1	No cover under Seller’s Insurance Policies from Closing

The Purchaser acknowledges and agrees that from the Closing Date:

15.1.1	the Company shall not have and shall not be entitled to the benefit of any Seller Insurance Policy in respect of any event, act or omission that takes place after the Closing Date and it shall be the sole responsibility of the Purchaser to ensure that adequate insurances are put in place for the Company with effect from the Closing Date; and

15.1.2	neither the Seller nor any member of the Seller’s Group shall be required to maintain any Seller Insurance Policy for the benefit of the Company after Closing.

15.2	Existing claims under Seller’s Insurance Policies

With respect to any claim made before the Closing Date by or on behalf of the Company under any Seller’s Insurance Policy, if and to the extent that:

15.2.1	the Company or the Purchaser’s Group has not been indemnified prior to the Closing Date in respect of the Losses in respect of which the claim was made; or

15.2.2	the Losses in respect of which the claim was made have not been taken into account in (i) the Accounts or (ii) the Closing Statement and reduced the Working Capital accordingly,

the Seller shall use reasonable endeavours after the Closing Date to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Seller’s Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller or any member of the Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the Company as soon as practicable after receipt.

16	Purchaser’s Guarantee

16.1	The Purchaser’s Guarantor unconditionally and irrevocably guarantees to the Seller the due and punctual performance and observance by the Purchaser of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the “Purchaser’s Guaranteed Obligations”); and agrees that if any Purchaser’s Guaranteed Obligation is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Seller immediately on demand against all Losses which the Seller suffers through or arising from any act or omission that would be a breach by the Purchaser of the Purchaser’s Guaranteed Obligations if the relevant Purchaser’s Guaranteed Obligation were not unenforceable, invalid or illegal, to the extent of any limit on the liability of the Purchaser in this Agreement .

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

16.2	If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Purchaser’s Guaranteed Obligations, the Purchaser’s Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Purchaser’s Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller as it would have received if the Purchaser’s Guaranteed Obligations had been duly performed and satisfied by the Purchaser.

16.3	This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Purchaser’s Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Seller may now or hereafter have or hold for the performance and observance of the Purchaser’s Guaranteed Obligations.

16.4	As a separate and independent stipulation the Purchaser’s Guarantor agrees that any of the Purchaser’s Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser by reason of any legal limitation, disability or incapacity on or of the Purchaser or the dissolution, amalgamation or reconstruction of the Purchaser or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchaser’s Guarantor as though the same had been incurred by the Purchaser’s Guarantor and the Purchaser’s Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser’s Guarantor on demand.

16.5	The liability of the Purchaser’s Guarantor under this Clause 16 shall not be affected, impaired, reduced or released by:

16.5.1	any variation of the Purchaser’s Guaranteed Obligations;

16.5.2	any forbearance, neglect or delay in seeking performance of the Purchaser’s Guaranteed Obligations or any granting of time for such performance;

16.5.3	the illegality, invalidity, unenforceability or, or any defect in, any provision of this Agreement or the Purchaser’s obligations under any of them;

16.5.4	any insolvency or similar proceeding; or

16.5.5	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

17	Other Provisions

17.1	Retained Employees

The Seller and the Purchaser acknowledge and agree that a member of the Seller’s Group has or may make an offer of employment to each of the Retained Employees and, if such an offer of employment is accepted, the Seller and the Purchaser agree that the relevant Retained Employee shall be excluded from the definition of Employees.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.2	AGA Share Plans

[***]

17.3	Further Assurances

17.3.1	Each of the Seller and the Purchaser shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as either of them may reasonably require to transfer the Shares to the Purchaser and to give the other the full benefit of this Agreement.

17.3.2	After Closing, pending registration of the Purchaser as owner of the Shares in the Company’s Share Registration Book (Livro de Registro de Ações), the Seller shall exercise all voting and other rights in relation to the Shares in accordance with the Purchaser’s instructions.

17.3.3	As soon as reasonably practicable following Closing the Seller shall (and shall procure that any relevant third party shall) send to the Purchaser at its registered office for the time being all documents, correspondence, memoranda, files and other records to which the Company is entitled and which are not located at the Properties or delivered at Closing.

17.3.4	The Seller shall, and shall procure that the relevant members of the Seller’s Group shall, retain for five years from Closing any books, records and documents if and to the extent they relate to the Company or the business carried on by the Company at Closing and shall, and shall procure that the relevant members of the Seller’s Group shall, if reasonably requested by the Purchaser, allow the Purchaser or the Company reasonable access to such books, records and documents, including the right to take copies, at the Purchaser’s expense, (i) for the purposes of complying with any reporting or filing obligations relating to tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Company; and (iii) to enable the Purchaser’s Group and the Company to comply with their own tax obligations or facilitate the management or settlement of their own tax affairs.

17.3.5	The Purchaser shall, and shall procure that the Company shall, retain for five years period from Closing any books, accounts, correspondence, records and documents of the Company if and to the extent they relate to the period prior to Closing.

17.3.6	The Purchaser shall, and shall procure that the Company shall, if reasonably requested by the Seller, allow the Seller and its duly authorised agents reasonable access to the books, accounts, personnel, correspondence, records and documents of the Company, including the right to take copies, at the Seller’s expense, and afford such other reasonable assistance as may be reasonably required (i) for the purposes of complying with any reporting or filing obligations relating to Tax, accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Company; and (iii) to enable the Seller’s Group to comply with its own Tax obligations or facilitate the management or settlement of its own tax affairs.

17.3.7	The provisions in Schedule 12 shall apply in respect of the CEMIG PPA.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.3.8	Release of Guarantees

(i)	The Purchaser shall use reasonable endeavours to procure by Closing or, if and to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of the Seller or any member of the Seller’s Group or any person connected with any of them from all securities, guarantees or indemnities given by or binding upon the Seller or any member of the Seller’s Group or any person connected with any of them in respect of any liability of the Company (as set out in Part 1 of Schedule 11). Pending such release the Purchaser shall indemnify the Seller and any member of the Seller’s Group and any person connected with any of them against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of such liability of the Company which arises after Closing.

(ii)	In respect of the [***], the Purchaser shall use reasonable endeavours to procure the release or replacement of such guarantees within ninety (90) days from the date of receiving a request from the Seller, and in any case within six months from the Closing Date. If, during such six-month period, Mineração Morro Velho Ltda. intends to sell, transfer, assign, pledge, charge, mortgage, create or permit any lien or other encumbrance over, or otherwise dispose of or deal with any of such properties, the Purchaser shall procure the release or replacement of the applicable guarantee within ninety (90) days from the date on which such intention is notified to the Purchaser in writing.

(iii)	The Seller shall use reasonable endeavours to procure by Closing or, if and to the extent not done by Closing, as soon as reasonably practicable thereafter, the release of the Company from any securities, guaranties or indemnities given by or binding upon the Company in respect of any liability of the Seller or any member of the Seller’s Group (as set out in Part 2 of Schedule 11). Pending such release, the Seller shall indemnify the Company against all amounts paid by it pursuant to any such securities, guarantees and indemnities in respect of such liability of the Seller which arises after Closing.

17.4	Whole Agreement

17.4.1	The Transaction Documents (other than the Deferred Consideration Agreement) contain the whole agreement between the Seller and the Purchaser relating to the sale and purchase of the Shares to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the Seller and the Purchaser in relation to the sale and purchase of the Shares.

17.4.2	The Purchaser agrees and acknowledges that, in entering into the Transaction Documents (other than the Deferred Consideration Agreement), it is not relying on any representation, warranty or undertaking not expressly incorporated into them.

17.4.3	Each of the Seller and the Purchaser agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in or in connection with the Transaction Documents shall be for breach of the terms of the Transaction Documents (other than the Deferred Consideration Agreement) and each of the Seller and the Purchaser waives all other rights and remedies (including those in tort or arising under statute) in relation to any such representation, warranty or undertaking.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.4.4	Nothing in this Clause 17.4 excludes or limits any liability for fraud.

17.5	Assignment

17.5.1	Except as permitted by Clause 17.5.2 or as otherwise expressly provided in this Agreement, neither party may without the prior written consent of the other party, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement nor shall the Purchaser be entitled to make any claim against the Seller in respect of any Losses which it or its Affiliate does not suffer in its own capacity as beneficial owner of the Shares.

17.5.2	A party may without the consent of the other party, assign to an Affiliate the benefit of the whole or any part of this Agreement, provided that if the assignee ceases to be an Affiliate of that party, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to that party or assign the benefit to another Affiliate of that party, as the case may be.

17.5.3	Subject to Clause 17.5.4, the Purchaser may without the consent of the Seller charge and/or assign the benefit of the whole or any part of this Agreement to any bank or financial institution or other person by way of security for the purposes of or in connection with the financing or refinancing (whether in whole or in part) by the Purchaser of the acquisition of the Shares.

17.5.4	Any assignee pursuant to Clause 17.5.2 shall not be entitled to receive under this Agreement any greater amount than that to which the assigning party would have been entitled.

17.6	The Business Contract Terms (Assignment of Receivables) Regulations 2018

This Agreement is a contract within the meaning of Regulation 4(i) of The Business Contract Terms (Assignment of Receivables) Regulations 2018 and, accordingly, Regulation 2 of those Regulations does not apply to it.

17.7	Third Party Rights

17.7.1	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except if and to the extent set out in this Clause 17.7.

17.7.2	An assignee pursuant to Clause 17.5.2 may enforce and rely on this Agreement as if it were a party.

17.8	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.9	Method of Payment and Set Off

17.9.1	The repayment of the Estimated Intra-Group Receivables and the Estimated Intra-Group Payables pursuant to Clause 8.6.1 and any adjustments to such repayment pursuant to Clause 9.4 shall be settled by payments between the Seller, for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser, for itself and on behalf of the Company.

17.9.2	Any payments pursuant to this Agreement shall be made in full, without any set off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed), except that:

(i)	payments due between the Seller and the Purchaser:

(a)	in relation to repayments of the Estimated Intra-Group Payables and Estimated Intra-Group Receivables pursuant to Clause 8.6.1; or

(b)	in relation to adjustments to those repayments pursuant to Clause 9.4,

respectively, may be set off against each other to produce a net sum;

(ii)	payments due between the Seller and the Purchaser pursuant to Clause 9.3 may be set off against each other to produce a net sum.

17.9.3	Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by electronic transfer to be effected) on or before the due date for payment.

17.9.4	Payment of a sum in accordance with this Clause 17.9 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

17.9.5	If any deductions or withholding are required by law, the payer shall account to the relevant governmental authority or Tax Authority for the amount so required to be deducted or withheld and the payer shall (except where Clause 17.9.6 applies and except in the case of interest payable under Clause 17.11) be obliged to pay to the recipient such additional amounts as will ensure that the recipient receives, in total, an amount which (after such deduction or withholding has been made) is no more and no less than it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

17.9.6	The provisions of Schedule 17 shall apply.

17.10	Costs

17.10.1	The Seller shall bear all costs incurred by it and the Seller’s Group in connection with the preparation, negotiation and entry into of this Agreement and the sale of the Shares.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.10.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and the purchase of the Shares.

17.11	Interest

If a party defaults in the payment when due of any sum payable under this Agreement, its liability shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (after as well as before judgment) at a rate per annum of [***] per cent above the Bank of England’s Bank Rate as published by the Bank of England from time to time. Such interest shall accrue from day to day and shall be compounded monthly.

17.12	Transfer Taxes

The Purchaser shall bear the cost of all stamp duty, stamp duty reserve tax, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall arrange the payment of such stamp duty, stamp duty reserve tax, and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall pay to the Seller or any other member of the Seller’s Group an amount equal to any Losses suffered by the Seller or member of the Seller’s Group as a result of the Purchaser failing to comply with its obligations under this Clause 17.12.

17.13	VAT

Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include an amount equal to any VAT thereon not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, subject to that person or representative member using reasonable endeavours to recover such amount of VAT as may be practicable. If the costs, charges or expenses relate to a supply made to the party being indemnified or reimbursed (the “Payee”) in its capacity as agent of the payer which is treated for VAT purposes as a supply made direct to the payer, the Payee shall use reasonable endeavours to procure that the supplier issues to the payer a valid VAT invoice.

17.14	Notices

17.14.1	Subject to Clause 17.14.7, any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing; or

(ii)	delivered by hand, e-mail, recorded or special delivery or courier using an internationally recognised courier company.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.14.2	A Notice to the Seller shall be sent to such party at the following address, or to such other person or address as the Seller may notify to the Purchaser from time to time:

The Seller

AngloGold South America Limited

Commerce House Wickhams Cay 1, PO BOX 3140, Road Town, Tortola, VG1110, British Virgin Islands

E-mail: [***]

Cc: [***]

Attention: [***]

with a copy (which shall not constitute a Notice) to:

Linklaters LLP

[***]

Attention: [***]

E-mail: [***]

17.14.3	A Notice to the Purchaser shall be sent to such party at the following address, or to such other person or address as the Purchaser may notify to the Seller from time to time:

The Purchaser

Fazenda São Francisco, s/n, Rodovia Br 226, Km 150, Zona Rural, Município de Currais Novos, Rio Grande do Norte, Zip Code 59.380-000

E-mail: [***]

Cc: [***]

Attention: [***]

A Notice to the Purchaser’s Guarantor shall be sent to such party at the following address, or to such other person or address as the Purchaser’s Guarantor may notify to the Seller from time to time:

The Purchaser’s Guarantor

Aura Minerals Inc.

Craigmuir Chambers Road Town, Tortola, VG1110, British Virgin Islands

E-mail: [***]

Cc: [***]

Attention: [***]

17.14.4	Subject to Clause 17.14.5, a Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time recorded by the delivery company, in the case of recorded or special delivery;

(ii)	at the time of delivery, if delivered by hand or courier; or

(iii)	at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.14.5	A Notice that is deemed by Clause 17.14.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

17.14.6	For the purposes of this Clause 17.14, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the party to whom the Notice is sent has its postal address for the purpose of this Agreement.

17.14.7	E-mail is not permitted for any Notice which (i) terminates, gives notice to terminate or purports to terminate this Agreement; or (ii) notifies or purports to notify an actual or potential claim for breach of or under this Agreement.

17.15	Invalidity

17.15.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

17.15.2	If and to the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 17.15.1, then such provision or part of it shall, if and to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 17.15.1, not be affected.

17.16	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Seller and the Purchaser may enter into this Agreement by signing any such counterpart.

17.17	Transferred Mining Licences

The provisions of Schedule 18 shall apply.

17.18	Arbitration

Subject to Clause 9 (Post-Closing Adjustments), any dispute arising out of or connected with this Agreement, including a dispute as to the validity, existence or termination of this Agreement or this Clause 17.18 or any non-contractual obligation arising out of or in connection with this Agreement, shall be resolved by arbitration with seat (or legal place) in London conducted in English by three arbitrators pursuant to the rules of the London Court of International Arbitration (“LCIA”), save that unless the parties agree otherwise:

17.18.1	the third arbitrator, who shall act as the presiding arbitrator of the tribunal, shall be nominated by the two arbitrators nominated by or on behalf of the parties. If the third arbitrator is not so nominated within 30 days of the date of nomination of the later of the two party-nominated arbitrators to be nominated, the third arbitrator shall be chosen by the LCIA; and

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

17.18.2	no party shall be required to give general discovery of documents, but may be required only to produce specific, identified documents which are relevant to the dispute.

17.19	Governing Law and Submission to Jurisdiction

17.19.1	This Agreement and the documents to be entered into pursuant to it, save as expressly referred to therein, and any non-contractual obligations arising out of or in connection with the Agreement and such documents shall be governed by the laws of England and Wales.

17.19.2	Each of the Seller and the Purchaser irrevocably submits to the non-exclusive jurisdiction of the courts of England and Wales to support and assist the arbitration process pursuant to Clause 17.18, including if necessary the grant of interlocutory relief pending the outcome of that process.

17.20	Appointment of Process Agent

17.20.1	The Seller hereby irrevocably appoints AngloGold Ashanti Holdings Plc of 4th Floor, Communications House, Staines-upon-Thames, Surrey, TW18 4PR, United Kingdom as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Seller.

17.20.2	The Purchaser hereby irrevocably appoints Gowling WLG (UK) LLP, Company Secretarial Team, 4 More London Riverside, London, UK SE1 2AU as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Purchaser.

17.20.3	A Party shall inform the other Party in writing of any change of address of such process agent within 14 days of such change.

17.20.4	If such process agent ceases to be able to act as such or to have an address in England, each Party irrevocably agrees to appoint a new process agent in England acceptable to the other Party and to deliver to the other Parties within 14 days a copy of a written acceptance of appointment by the process agent.

17.20.5	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

17.21	Backoffice and/or support activities

The provisions of Schedule 19 shall apply.

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

In witness whereof this Agreement has been duly executed.

SIGNED by on behalf of AngloGold South America Limited:
Signature

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

SIGNED by on behalf of Cascar Do Brasil Mineracao Ltda.:
Signature

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

SIGNED by on behalf of Aura Minerals Inc.:
Signature